Exhibit 21.1

List of Subsidiaries of Remedent, Inc.

We have the following wholly owned subsidiaries:

(1)	Remedent N.V., a Belgium corporation (“Remedent NV”);

(2)	Remedent Professional Holdings, Inc., a California corporation;

(3)	Remedent Professional, Inc., a California corporation (a subsidiary of Remedent Professional Holdings, Inc.),

(4)	Glamtech-USA, Inc., a Delaware corporation (“Glamtech”), and

(5)	Condor North America, Inc., a Nevada corporation;

Further, we have ownership interests in the following entities:

(i)	GlamSmile Asia Ltd., a private Hong Kong company –Remedent, N.V. has 21.51% ownership interest in GlamSmile Asia Ltd., which has the following subsidiaries: GlamSmile Studio in Hong Kong, GlamSmile Studio’s in Mainland China (Beijing,Shanghai, Whenzhou, Guangzhou and Wuhan) and the GlamSmile Production Lab, also located in China (Beijing)

(ii)	GlamSmile Deutschland GmbH, a German private company- Remedent N.V. has a 51% ownership interest in GlamSmile Deutschland GmbH. Effective March 31, 2014 this subsidiary is inactive.
(iii)	GlamSmile Rome SRL, an Italian private company-Remedent N.V. has 80% ownership interest in GlamSmile Rome SRL. Effective March 31, 2014 this subsidiary is inactive.

(iv)	Condor Technologies N.V. (formerly known as MFI N.V.), a Belgium corporation - Remedent N.V. has 3.03% ownership interest in Condor Technologies N.V.

(v)	GlamSmile Dental Technology Ltd., a Cayman Island company, -Remedent, N.V. owns 21.51% of Glamsmile Dental Technology Ltd. (“Glamsmile Dental”), which owns on its return 100.00% of GlamSmile Asia Ltd (i)

(vi)	Beijing Glamsmile Technology Development Ltd.- Glamsmile Dental owns 100% of Beijing Glamsmile Technology Development Ltd. (“Beijing Glamsmile”)

(vii)	Beijing Glamsmile Trading Co. Ltd- Beijing Glamsmile owns 80% of Beijing Glamsmile Trading Co. Ltd., which has an 98% ownership interest in (A) Beijing Glamsmile Dental Clinic Co., Ltd., (B) a 100% ownership interest in Shanghai Glamsmile Dental Clinic Co., Ltd., (C) a 100 % ownership interest in Guangzhou Glamsmile Dental Clinic Co., Ltd.., (D) a 100 % ownership interest in Wuhan Glamsmile Dental Clinic Co., Ltd.and (E) a 50 % ownership interest in Wenzhou Glamsmile Dental Clinic Co., Ltd.

(viii)	Biotech Dental Benelux N.V., a Belgium corporation – Remedent N.V. has 50% ownership interest in Biotech Dental Benelux N.V.

(ix)	Metrics in Balance N.V., a Belgium corporation – Remedent N.V. has 26.09% ownership interest in Metrics in Balance N.V.